For Immediate Release

Contact:
Jiangbo Pharmaceuticals, Inc.	CCG Investor Relations
Ms. Elsa Sung, CFO	Mr. Crocker Coulson, President
Phone: (954) 903-9378 ext. 2	Phone: (646) 213-1915
E-mail:elsasung@jiangbo.com	E-mail: crocker.coulson@ccgir.com
http://www.jiangbopharma.com	http://www.ccgirasia.com

Jiangbo Pharmaceuticals Reaches Settlement Agreement with the Holder of its November 2007 Debenture and the Holders of its May 2008 Notes

Laiyang, China, January 21, 2011 – Jiangbo Pharmaceuticals, Inc. (Nasdaq: JGBO) (“Jiangbo Pharmaceuticals” or the “Company”), a pharmaceutical company with its principal operations in the People's Republic of China, today announced that it has reached a settlement with the holder of its November 2007 Debenture and with the holders of its May 2008 Notes under which the Company has agreed to issue to such holders a total of 886,277 shares of its common stock as a payment for all delinquent interest and associated penalties with respect to its November 2007 Debenture and May 2008 Notes.  As part of the settlement, the holders of its November 2007 Debenture and May 2008 Notes have agreed to waive events of default that occurred as a result of the Company’s failure to make timely payments on interest due on November 30, 2009, on May 30, 2010 and on November 30, 2010. Additionally, the holder of its November 2007 Debenture has agreed to extend the due date on the November 2007 Debenture to February 28, 2011.

“Consummation of this settlement brings the Company current on its November 2007 Debenture and May 2008 Notes. We thank our debenture and note holders for their continued support of Jiangbo Pharmaceuticals as we execute on our growth strategy in 2011,” said Mr. Linxian Jin, the Company’s Chief Executive Officer.

About Jiangbo Pharmaceuticals, Inc.

Jiangbo Pharmaceuticals is engaged in the research, development, production, marketing and sales of pharmaceutical products in China. The Company’s operations are located in Eastern China in an Economic Development Zone in Laiyang City, Shandong Province. Jiangbo produces both western and Chinese herbal-based medical drugs in tablet, capsule, granule, syrup and electuary (sticky syrup) form. For additional information, please visit the Company’s website (www.jiangbopharma.com).

Safe Harbor Statement

Certain statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause the Company's actual results and financial position to differ materially from those included within the forward-looking statements. Forward-looking statements involve risks and uncertainties, including those relating to the Company's ability to introduce, manufacture and distribute new drugs. Actual results may differ materially from predicted results, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, the Company’s ability to obtain raw materials needed in manufacturing, the continuing employment of key employees, the failure risks inherent in testing any new drug, the possibility that regulatory approvals may be delayed or become unavailable, patent or licensing concerns that may include litigation, direct competition from other manufacturers, product obsolescence, and risks to the Company’s outlook for production at the Hongrui facility. More information about the potential factors that could affect the Company's business and financial results is included in the Company's filings, available via the United States Securities and Exchange Commission.

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